Fortress International Group Executives Convert $3.5mm of Sellers' Notes to Stock at Original Conversion Price of $7.50 per Share

Executive and Board Compensation is Reduced by $750,000 Annually
Remaining $4mm Seller's Note Restructured to Delay Interest and Principal Payments Until 2010

COLUMBIA, Md., Aug 27, 2008 /PRNewswire-FirstCall via COMTEX News Network/ -- Fortress International Group (Nasdaq: FIGI), a company providing comprehensive services for the planning, design and development of mission-critical facilities and information infrastructure, today announced that its two most senior executives, Tom Rosato, CEO and Jerry Gallagher, President, converted $3,500,000 of seller's notes to equity at the original $7.50 share price. This action has eliminated the balance of the Rosato note in full on the balance sheet. Gallagher agreed to defer interest and principal payments on the balance of his note until the first quarter of 2010. These actions will reduce cash payments on the notes of approximately $225k in 2008 and $2.3mm in 2009.

In addition to this restructuring of the balance sheet Messrs. Rosato, Gallagher and members of the board of directors took reductions in their annual compensation totaling $750,000, none of which was replaced in stock compensation. It had previously been disclosed that members of the board of directors would receive stock compensation in lieu of reduced cash compensation.

Commenting on the announcement, Tom Rosato said, "Our decision to convert a sizeable portion of our note will not only reduce debt, improve cash flow and enhance the balance sheet of the company, but it should also serve as a demonstration of the complete confidence we have in our business model and ability to move from a period of slow backlog turnover to profitable quarters. Along with significant pay cuts taken by Gallagher and myself, the pay reduction of board members and additional overhead reduction measures, these actions will assist the company in recovering its EBITDA losses experienced in the past six quarters. My sole interest is to bring our company to cash flow positive and in the process increase shareholder value to our investors."

Jerry Gallagher, President, added: "We are securing business with outstanding customers who trust us with the engineering and development of their critical assets and resources. Our Technology Consulting business is very strong and for those who understand our business model, TC is the precursor to projects with large positive cash flow. Because of this, I am joining with Tom, to make similar concessions regarding salary as well as converting $1 million of my seller note to stock. I am also restructuring the balance of my seller note to delay principal payments and interest payments until March 2010."

About Fortress International Group Inc.

Fortress International Group Inc. (FIGI) and its subsidiaries Total Site Solutions, Rubicon, Vortech, and Innovative Power, plan, design, build and maintain specialized facilities such as data centers, trading floors, call centers, laboratories, medical facilities, network operation centers, communication facilities, and secure facilities. For nearly 30 years, the FIGI team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. FIGI's comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Forward-Looking Statements

This release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the company's future results include: the company's reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the company's strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the company's filings with the Securities and Exchange Commission. These uncertainties may cause the company's actual future results to be materially different than those expressed in the company's forward-looking statements. The company does not undertake to update its forward-looking statements.

Company Contact:	Investor Relations:
Tom Rosato	John McNamara
Chief Executive Officer	Cameron Associates
Fortress International Group, Inc.	Phone: (212) 245-8800 Ext. 205
Phone: (410) 423-7438	john@cameronassoc.com

SOURCE Fortress International Group

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